EXHIBIT 99.1

School Specialty, Inc. (SCOO) CEO Michael Buenzow on Q3 2019 Results - Earnings Call Transcript

School Specialty, Inc. (OTCQB:SCOO) Q3 2019 Earnings Conference Call November 13, 2019 9:00 AM ET

Company Participants

Jake Candler - FTI Consulting

Michael Buenzow - Interim Chief Executive Officer

Ryan Bohr - Chief Operating Officer

Kevin Baehler - Chief Financial Officer

Conference Call Participants

Maureen Wallenfang - The Post-Crescent

Operator

Good day, ladies and gentlemen, and welcome to the School Specialty’s Fiscal Third Quarter Conference Call. Please note this event is being recorded.

And I would like to turn the call over to Jake Candler at FTI Consulting. Please go ahead, sir.

Jake Candler

Thank you. Good morning, everyone, and welcome to School Specialty’s fiscal 2019 third quarter conference call. On our website, under the Investor Relations section, you’ll see our press release and the updated investor presentation.

Joining us today are Michael Buenzow, School Specialty’s Interim President and Chief Executive Officer; Ryan Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer. Following their prepared remarks, they will be available for Q&A. Additionally, our call today is being webcasted on the website in the Investor Relations section and we have a replay available for those who are unable to join.

Before I turn the call over to Michael, I’d like to remind everyone that except for historical information contained herein, statements made on today’s call and webcast about School Specialty’s future financial condition, results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words anticipate, believes, could, estimates, expects, intends, made, plans, projects, should target and/or similar expressions.

These forward-looking statements are based on School Specialty’s current estimates and assumptions and as such involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those contemplated by the forward-looking statements because of a number of factors, including those described in the company’s Form 10-K.

Any forward-looking statements on today’s call and webcast speak only as of the date on which it’s made. Except to the extent required under federal securities law, School Specialty does not intend to update or review the forward-looking statements.

With that, I’d like to turn the call over to Mr. Michael Buenzow. Please go ahead, Mike.

Michael Buenzow

Thanks, Jake, and good morning, everyone. I would like to start today’s call by providing a few comments relating to our capital structure and the strategic alternatives process that announced last month.

We have been fully engaged with our investment banker in a formal process to address our capital structure and to explore a full range of strategic and financing alternatives, which may include a sale of the company, an asset sale, or other business combination.

Currently, we are actively engaged in discussions with numerous interested parties across the range of alternatives and we have requested that formal proposals be submitted to us this month. In addition to these efforts, we have also been working closely with our existing senior secured term and revolver lender groups. And we are pleased to announce that we have recently reached agreement in principle on non-binding terms for a forbearance related to third quarter non-compliance and amendments to the terms of its debt facilities.

Finally, additional discussions are in process regarding an extension to the December 12 maturity date of the deferred vendor obligations. We are confident that our various creditors will continue to work collaboratively with us as we continue through this process.

Most importantly, our business operations are continuing in the normal course. We are serving our customers very effectively, driving improved performance in key areas of the business, reducing our debt and generating positive cash flow.

Turning back to the business, I will touch on the progress that we have made, the ongoing work that needs to continue and where we are going from here.

We have made great strides to improve the effectiveness of our sales-force by further evolving our coordinated and collaborative team-sell model. Expanding our inside sales team and deploying a customer segmentation model that provides more optimal coverage to both large and small to medium size districts.

During the third quarter, our largest product category, Supplies, returned to year-over-year growth, an increase by 2.5%. This increase is attributable to solid year-over-year growth in large districts, which more than offsets some softness in our small to medium districts and non-district customers.

Our focus on growing our Large District business was a primary business objective in 2019 and we successfully achieved this goal. We are optimistic that our expanded inside – as our expanded inside sales model matures, our performance with small to medium size districts will also improve.

Finally, our sales model effectiveness is also having a positive impact on transactional furniture sales, which are up 3.5% overall, offset by lower project furniture sales.

Changes to our sales support operation, which created some temporary capacity constraints and focus on higher gross margin projects have impacted our project furniture revenue in 2019. Our initiatives to improve pricing and manage margins in a more strategic manner has taken hold and is resulting in gross margin improvements in Supplies, Furniture and AV Tech, which collectively account for 82% of our year-to-date sales.

Margins in our Science Curriculum and instruction and intervention product areas have been and continue to remain strong. Operationally, the key investments in our core fulfillment center and the changes made to more effectively manage our seasonal staffing needs resulted in excellent order lead times and order fill rates, which has led to stronger customer satisfaction levels.

In addition, we have continued to manage our transportation costs effectively and are seeing year-over-year cost improvements in this very important part of the supply chain. We have also made key and important strategic decisions about our business that will help position our company to compete more effectively and improve profitability going forward.

Specifically, we implemented changes to our staffing model and cost structure in Q3 that are expected to drive favorable SG&A variance in Q4 and well position us for EBITDA improvement in 2020.

We have decided to reduce investments in certain areas of our business to better align our resources with our core business competencies. This includes the decision to discontinue our custom agenda business and move it to discontinued operations in the fourth quarter of 2019. We have experienced considerable challenges with this product line in 2019 and this decision will remove a meaningful and significant drag on our overall financial performance.

Specifically, our updated guidance reflects year-over-year negative impact on an adjusted EBITDA of $7.8 million, based on an estimated adjusted EBITDA contribution loss in excess of $4 million. Decisions to discontinue a business segment or a group are often very difficult due to the adverse impact on valued employees and business partners.

However, we strongly believe this is an appropriate and decisive action that will provide immediate benefits to the company by enabling capital to be redirected back to our core businesses that have significant and far greater organic growth opportunities.

A second key area of challenge in 2019 has been our Science Curriculum segment. We’ve seen a considerable number of sizeable opportunities slide from 2019 into 2020. While this is very similar to the challenge, we experienced in 2018, a key difference is the size and maturity of the opportunity pipeline, particularly as it relates to the California adoption.

With more than 50 districts in pilot, the anticipated rebound in Science Curriculum is finally becoming more certain and we believe it will provide a solid boost to our financial performance in 2020.

Historically, we have experienced a very high conversion rate on opportunities in which we pilot. Our current active pilots represent a 10-fold increase over last year. Aside from timing delays, we have experienced greater competition in what we feel is an expanding market based on the alignment between next-gen standards and hands-on science. We continue to make enhancements to our sales and marketing efforts as well as improvements to our product offering.

We believe that based on these efforts and the strength of the FOSS program, our Science Curriculum segment will not only rebound, but experience strong steady performance over the coming years.

With our Supplies revenue stabilizing and margins improving steady Furniture performance, a leaner SG&A cost structure in place and working capital metrics normalizing, we are positioned for strong free cash flow improvement going forward, particularly as momentum in the Science Curriculum segment is reestablished.

Next, I would like to comment on our key operational priorities and business objectives. First, we are highly focused on increasing our customer touch-points, building relationships and understanding the priorities of key decision makers, which we believe will lead to long-term sustainable organic revenue growth. In addition to these initiatives, I am very excited to announce that we will be launching a number of new products in 2020, particularly within our Furniture business, which we anticipate will help improve organic revenue growth.

More specifically 2020 will represent the largest new product launch in the history of the Classroom Select furniture line, as we’ll be launching more than 2 dozen new products in January of 2020. Additionally, we are also introducing 25 new early childhood and special needs furniture and equipment items under our Childcraft and Abilitations brands.

Our second priority is to continue our concentration on cost containment and operational process excellence. As we pursue various growth opportunities, driving operating leverage in our fixed and variable cost is imperative. Our efforts to optimize staffing levels, manage transportation costs, and improve operational efficiency are gaining traction and we anticipate long-term benefit associated with these changes.

Our third priority is to invest in our sales function and enhanced market coverage for Learning Environments and early childhood offerings. In addition, we will continue to invest in and involve our inside sales model to further penetrate and expand our presence in small- to medium-sized districts. We are complementing this investment with a strong sales support structure to enable more efficient support at the front- and back-end of the sales function. This will serve to increase efficiency in our bid and quote process, and project management support. Finally, we are also investing in technology that enables procurement process efficiencies and streamline the sales process, thereby enhancing the overall customer experience.

Our fourth priority, which is related to the investments we are making in key business systems and applications. This will result in process efficiencies – sorry, I just said that. While our 2019 performance is not where we had anticipated for specific addressable and identifiable reasons, we’ve made considerable progress in a number of areas and anticipate stronger adjusted EBITDA going forward.

During 2019, we have made numerous difficult decisions to improve our cost structure and to improve and to provide the company with the opportunity to better focus and invest in our core businesses that provide us with the greatest opportunities for growth.

Our team remains highly committed to improving our financial performance and successfully navigating the current efforts to address our capital structure and the exploration of strategic alternatives.

Now at this point, I’d like to turn the call over to our COO, Ryan Bohr to discuss our third quarter financial results. Ryan?

Ryan Bohr

Thanks, Mike. First, I’d like to provide some additional detail on our third quarter financial results and other key takeaways from our peak season performance. Revenue in the third quarter of 2019 decreased by $11.8 million or 4.1% to $278.5 million. Substantially, all of the year-over-year decline or approximately $10.8 million was confined to the Science Curriculum and Agenda product areas. The overall stability and the balance of the business is a testament to the effectiveness of our sales organization, the strength of our value proposition and the fact that after an exceptionally challenging peak season in 2020. Our entire organization responded and delivered for our customers.

Our net district retention rate was 96.5% and we were able to deliver modest growth in Supplies and transactional furniture. Further, we exited the peak season with solid year-over-year booking trends. Our top-line growth was dampened by weakness in Canada and decisions to walk away from certain low margin bids in Furniture projects. Another factor which impacted our project furniture was an extensive realignment of our pre- and post-sales support operations in early 2019. While it limited our ability to pursue a greater volume of projects early in the year, we are now better positioned to pursue the substantial growth opportunities we see in learning environment.

Instruction & Intervention revenue was $20 million, down 9.3% year-over-year, which reflects further declines in our Triumph Learning product line. While sales were softer than expected, we are seeing solid demand for SPIRE as well as our Wordly Wise product line. Our enhanced marketing efforts supporting the category are gaining traction in these areas and we continue to believe it will drive growth in the future. We also established a consolidated curriculum sales organization in the third quarter, which we expect will positively impact both the Instruction & Intervention program as well as Science Curriculum.

Further, the recent launch of Success Coach, our first major new supplemental ELA and Math program in years, is expected to drive growth in the category in Q4, and more significantly in 2020. We believe Success Coach, which has a much broader market appeal can be used for supplemental instruction as well as assessment preparation and should increase long-term growth within the category.

Instruction & Intervention has been a bring spot thus far in Q4 as quarter-to-date bookings are up 8% year-over-year. Within the Science Curriculum segment, we had revenue of $13.1 million in the third quarter, down 32.1% year-over-year. While, we feel the Next Generation Science Standards expands the addressable market for our Science Curriculum, it has also attracted new market entrants and incented major publishers to enhance their science programs. This has caused us to intensify our focus on the competitive positioning of our program and improve our sales and marketing efforts, all of which will benefit us longer-term.

We remain optimistic about the long-term prospects for our Science Curriculum segment, and expect a much stronger performance in 2020. We believe demand will grow in 2020 and 2021 as more states look to purchase instructional materials to support their science education objectives. Our long-term outlook for the California adoption also remains intact and our pipeline within Science Curriculum is strong. The opportunities associated with the California adoption are much clearer now in 2020 appears to be when the bulk of the decisions and purchases will be made associated with that adoption.

Briefly touching on the Agendas category, which had revenue of $19.5 million in the third quarter, a decline of 18.4% year-over-year. While we’ve experienced top-line pressure in this product category for many years, the current year has been further impacted by operational challenges. The product area has had a negative impact on our earnings in 2019 and we have made the decision as Mike noted to exit the custom student planner business. This will allow us to reallocate resources to areas of our business with much stronger growth potential.

We are in the process of exploring the sale of the assets associated with that business, but do not expect the proceeds from any such transaction to have a material impact on our broader efforts to address our capital structure. As such, Agendas will be placed in Discontinued Operations in the fourth quarter.

Moving on to our gross profit performance and gross margin in the third quarter. Third quarter gross profit of $92.6 million was down 5% is compared to the previous year, representing a gross margin of 33.2%. While overall gross margins were down 40 basis points year-over-year in the quarter, they are sequentially up compared to the second quarter, which is not typical as gross margins typically decline in the third quarter due to peak season mix, while gross profit was down $4.9 million year-over-year. Excluding the custom-planner product line, gross profit was up $200,000 in the third quarter. We have made a concerted effort to improve margins in 2019 through pricing and a more strategic approach to bids and margin management at a contract level. These efforts are really taking hold.

Supplies and Furniture margins were up 250 basis points and 90 basis points respectively year-over-year in the third quarter. From an overall perspective, this improvement was masked by revenue weakness in Science Curriculum, which impacted gross margin from a mix perspective, and material margin declines in Agendas due to the operational challenges noted.

Distribution segment gross profit of $85.1 million was down $1.4 million, representing a gross margin of 32.1%, 20 basis points above the prior year. This includes a year-over-year gross profit decline of approximately $5.1 million in the Agenda category. Despite this negative impact, the Distribution segment gross margin spread versus prior year improved to an expansion of 20 basis points from a contraction of 110 basis points in the second quarter of 2019. We expect pricing actions to continue to drive positive year-over-year gross margin variances in the fourth quarter with continued expansion in 2020.

Science Curriculum segment gross profit of $7.5 million was down $3.6 million or 32.4% as compared to the previous year, representing a gross margin of 56.9% contracting 30 basis points year-over-year reflecting the lower volumes. Product pricing and costs are generally consistent year-over-year.

Third quarter SG&A was up $4.8 million or 8.1%. Q3 SG&A as reported was 23.1% of revenue, up 260 basis points from the third quarter of 2018. Adjusting for changes in depreciation and amortization, stock-based comp, foreign currency gain exchange or loss, restructuring related expenses and SG&A associated with discontinued Agendas business, all other operating SG&A decreased by 1.3%.

We experienced a modest increase in fulfillment center and customer care labor costs aligned with our objectives to deliver a strong peak season performance, and an increase in sales incentive compensation was driven by planned design changes. These increases were more than offset by year-over-year decreases in transportation costs in the third quarter and savings in other areas. Based on additional actions taken in Q3, we expect year-over-year SG&A favorability in Q4.

Now I’ll touch on our operating income and adjusted EBITDA for the third quarter. Third quarter 2019 operating income was $22.5 million versus $37.2 million during the third quarter of 2018. Approximately $7.2 million or 49% of the reduction was related to the custom Agenda business. Third quarter 2019 operating income also includes a $400,000 increase in facility exit costs and restructuring expense, and a $3.1 million increase in restructuring related costs included in SG&A.

Third quarter adjusted EBITDA was $37.5 million versus $44 million a year ago. The discontinued custom-planner product line drove $6.3 million of the $6.6 million year-over-year decline in adjusted EBITDA.

Finally, I will discuss our updated full year guidance. We expect full year revenue to come in slightly below the low-end of our previously disclosed guidance of $640 million to $650 million. A nearly $8 million stronger combined outlook for Supplies and Furniture is being offset by a $12 million lower full year outlook for Science, and a modestly lower outlook for the Instruction & Intervention product category.

We are also guiding to full year gross margin of approximately 33.2%, which represents a 70 basis point decrease versus last year. While the gross margin improvement in Supplies and Furniture product areas is trending modestly below our previous expectations, the biggest driver is the mix of lower Science Curriculum revenues in the impact of the custom Agenda business.

Finally, while we still expect considerable SG&A favorability year-over-year, it is currently expected to be $2.3 million less than previously anticipated to almost entirely to higher custom Agenda related SG&A. Our full year adjusted EBITDA guidance is now expected to be in the range of $28 million to $30 million due almost entirely to the custom Agenda business and lower-than-expected Science revenue. This is down from our prior guidance of approximately $42 million.

Please refer to Page 17 in our investor presentation for the key drivers of our updated guidance and a detailed bridge of our current outlook to our 2018 reported results. We have successfully addressed many of the challenges we faced in 2018. However, a delayed rebound in Science and the challenges noted in the custom Agenda business had adversely affected our overall financial recovery in 2019.

That said, with respect to our value proposition and our ability to reach and service the customer, we are significantly better positioned today than at this point a year ago. We have the right strategy in place in the progress we are making is significant. As the current headwinds subside, we are well positioned to see a strong recovery in our financial performance in 2020.

Thank you. And with that, I will turn the call over to our CFO, Kevin Baehler. Kevin?

Kevin Baehler

Thank you, Ryan, and good morning. My comments today will focus on working capital, free cash flow, taxes and debt. More detail can be found in the appendix to our investor presentation, in addition to the third quarter 10-Q, which was filed yesterday. We have effectively managed working capital in 2019 with a quarter-end balance at the lowest level in at least 3 years. Net working capital at the end of Q3 of $176.8 million or 27.2% of trailing 12 months revenue was down $30.6 million versus last year’s Q3 net working capital, and down 370 basis points as a percent of revenue.

Key contributors to our favorable working capital balances as compared to prior year include: number one, a strong fulfillment season resulting in fewer backorders and split shipments and increased on-time shipments. As we have discussed in the past, when we ship an order on time, complete and accurate, the result is a shorter collection cycle. Our strong delivery season in 2019 has helped to drive down DSOs by 1.5 days year-over-year; second, effective management of inventory, which includes working with our vendors to reduce lead times and improving our forecast accuracy, contributed to a year-over-year inventory reduction of $14 million. Days inventory on hand is 5.2 days – is down 5.2 days year-over-year.

Finally, payables are up year-over-year by $6.1 million. This increase is a function of vendor terms. As in past quarters, we have been and remain current with our vendor payments. The favorable working capital also has been the main contributor to our significantly improve free cash flow both in the quarter and year-to-date.

Q3 cash flow of negative $6.1 million compares to negative free cash flow of $24 million in last year’s third quarter. While year-to-date free cash flow of negative $59.3 million is favorable to the prior-year amount of negative $98.5 million.

Keep in mind that the fourth quarter is the quarter in which we generate all of our annual positive free cash flow. The cash flow improvement through Q3 is related entirely to the previously discussed working capital improvements. Through Q3, working capital has been a use of cash of $62 million, a $54 million improvement as compared to 2018 Q3 year-to-date.

Offsetting the cash flow impact of the working capital improvement were: one, lower year-over-year EBITDA of approximately $9.5 million; two, increased restructuring related and process related cost of $6.7 million; and third, higher cash interest of $2 million.

Finally, CapEx and product development spend in 2019 has been down year-over-year by $2 million. On a trialing 12-month basis, our free cash flow was a positive $19.5 million at the end of Q3 as compared to a negative $18 million as of the end of Q3 September 2018.

Adding a bit more color to some of the non-operating items affecting our free cash flow, as I mentioned, restructuring and process related expenditures are up year-over-year

$6.7 million. The increases relate to costs associated with advisory fees in professional services in conjunction with addressing the current capital structure and the process related to addressing strategic alternatives represents approximately $2.9 million of the increase.

Year-over-year incremental severance costs have been up approximately $1.1 million related to staffing changes. We’ve incurred approximately $1.5 million of costs associated with transitioning the company’s Agenda platform, associated with our custom Agenda business. And we’ve incurred approximately $1 million of cost to terminate certain unprofitable distribution arrangements.

As mentioned, year-to-date cash interest expense was up year-over-year by $2 million. This increase is related to an increase in the applicable margin for both our term loan borrowings and ABL borrowings.

The applicable margin is based on a senior leverage ratio and the increase in the senior leverage ratio over 2019 has driven the increase in the applicable margin. We expect cash interest rates on our term loan will go up approximately 400 basis points in the fourth quarter. We expect modestly lower CapEx and product development spend in the fourth quarter of 2019 versus last year’s fourth quarter of approximately $0.5 million. As a result, full year CapEx product-development spend will be down by about $2.5 million.

As discussed last quarter, our cash taxes will be minimal in 2019 as we expect to generate a net operating loss which will be carried forward. Overall, cash taxes for 2019 will be approximately $0.5 million. And looking forward to 2020, due to our net operating less carry-forwards and other tax attributes in the way of net deferred tax assets, we expect cash taxes to remain at minimal levels.

One material non-cash charge in the third quarter of 2019 was a goodwill impairment charge associated with our Science unit. Despite our expectations of revenue growth in 2020 for the Science unit, as Mike alluded to, as we completed our assessment of goodwill, we determined we would put greater weight on the historical results, which included declining revenues, increased competition and delays in recovery of the curriculum revenues.

And as a result of placing more weight on some of the historical results and trends of the Science business, we concluded that the remaining goodwill of $4.6 million will be impaired and thus the write-off in the third quarter. This charge does not impact our EBITDA or free cash flow.

Our total net debt at the end of Q3 2019 was $198.3 million or down $15.7 million from Q3 2018. The year-over-year reduction represents $19.8 million of free cash flow generated over the last 12 months, partially offset by increases in debt for paid-in-kind interest, cash refinancing fees and a final earn-out of $0.5 million related to the Triumph Learning acquisition.

Our term loan balance was down $3.4 million year-over-year and our ABL balance of $69 million at the end of Q3 was down nearly $17 million as compared to Q3 last year.

At the end of the quarter, our excess availability plus cash was approximately $59 million and our projected excess availability in the fourth quarter remains strong. However, due to our underperformance versus expectations in 2019, we are limited in our use of the ABL availability in the fourth quarter for repayment of the currently maturing deferred vendor payment obligations.

We will provide updates as we continue to work with our lenders regarding finalization of the amendments to the senior credit facilities and in addressing other aspects of our capital structure.

With that, Liz, we will open up the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions] I’m not showing any questions at this time.

Kevin Baehler

Thank you.

Operator

We do actually have a question from Maureen Wallenfang with Post-Crescent. Your line is now open.

Maureen Wallenfang

Hello. I am interested in finding out about the headquarters here in Greenville, that is in my readership area. And I understand that you had some staff reductions. Can you tell me how many employees you have at this present time overall and how many employees you have in your Greenville headquarters?

Ryan Bohr

Well, thank you for your question. In fact, we had I think previously responded to a previous question in regards to this. And we have over 300 employees based on that facility. We have not had any staff reductions that have been unrelated [indiscernible] staffing adjustments that we would make coming out of the peak season. And we currently have no plans for further staff reductions. Thanks.

Maureen Wallenfang

Thank you.

Operator

I’m showing no further questions in queue. I’d like to turn the call back to Mr. Buenzow for closing remarks.

Michael Buenzow

Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.